Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated November 13, 2020, with respect to the consolidated financial statements of Pop Culture Group Co., Ltd as of June 30, 2020 and 2019, and for the years then ended.

/s/ Friedman LLP

New York, New York

June 30, 2021